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                              CERTIFICATE OF MERGER

                                       OF

                      AMERICAN BODY ARMOR & EQUIPMENT, INC.

                                  WITH AND INTO

                              ARMOR HOLDINGS, INC.


     The undersigned hereby files this Certificate of Merger pursuant to Section 252(c) of the Delaware General Corporation Law:

     1. The name and state of incorporation of each of the constituent corporations is American Body Armor & Equipment, Inc., a Florida corporation, and Armor Holdings, Inc., a Delaware corporation.

     2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252(c) of the Delaware General Corporation Law.

     3. The name of the surviving corporation is Armor Holdings, Inc.

     4. The certificate of incorporation of Armor Holdings, Inc., the surviving corporation, shall be its certificate of incorporation, with the following additions thereto:

          (a) A new Article TENTH shall be added to the certificate of incorporation of Armor Holdings, Inc., the surviving corporation, to read in its entirety as follows:

               "TENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

          (b) The existing Article TENTH of the certificate of incorporation of Armor Holdings, Inc., the surviving corporation, shall be renumbered Article "ELEVENTH", and the reference to Article TENTH therein shall become "Article ELEVENTH".

     5. The executed Agreement and Plan of Merger is on file at the principal place of business of Armor Holdings, Inc., the surviving corporation, at 191 Nassau Place Road, Yulee, Florida 32097.

     6. A copy of the Agreement and Plan of Merger will be furnished by Armor Holdings, Inc., the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.


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     7. The authorized capital stock of American Body Armor & Equipment, Inc., a
Florida corporation, is 15,000,000 shares of common stock, par value $.03 per share, and 1,700,000 shares of convertible preferred stock, stated value $1.00 per share.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger this 19th day of August, 1996.


                                        ARMOR HOLDINGS, INC.



                                        By:  /s/ Warren B. Kanders
                                             ----------------------------------
                                             Warren B. Kanders
                                             Chairman of the Board of Directors


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